Exhibit 5.1

11 South Meridian Street Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433 www.btlaw.com

March 26, 2019

Horizon Bancorp

515 Franklin Street

Michigan City, Indiana 46360

Ladies and Gentlemen:

We have acted as counsel for HORIZON BANCORP, INC., an Indiana corporation (“Horizon”), in connection with the registration for resale from time to time by certain of Horizon’s shareholders of up to 6,563,697 shares of common stock, no par value, of Horizon (the “Shares”), as contemplated by Horizon’s Registration Statement on Form S-3, to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined such records and documents and have made such investigation of law as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that the Shares are validly issued, fully paid, and non-assessable.

The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

We consent to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is furnished by us in accordance with the requirement of Item 601(b)(5) of SEC Regulation S-K.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP

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